                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                STERLING BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                STERLING BANCORP
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[STERLING BANCORP LOGO]              430 PARK AVENUE / NEW YORK, N.Y. 10022-3505

LOUIS J. CAPPELLI
      CHAIRMAN
 & CHIEF EXECUTIVE
      OFFICER

                                                                  March 13, 2001

Dear Shareholder:

Sterling's Annual Meeting of Shareholders will be held on Thursday, April 19, 2001, at 10:00 A.M., at The Harmonie Club, The Gallery Room, 4th Floor, 4 East 60th Street, New York, N.Y., and you are invited to attend.

The Company's record performance in 2000 marked the fifth consecutive year that earnings reached an all time high. Earnings per share, on a diluted basis, grew 16% to $1.74 with net income at a record $16.6 million, driven by growth of gross revenues of 23%. Total assets increased to $1.3 billion, with asset quality in the highest quartile of our peer group. Sterling's return on average assets in 2000 was 1.4% and its return on average tangible equity rose to 19.2%. In November 2000, your Board of Directors approved a 10% stock dividend and an increased quarterly cash dividend of $0.16, up from $0.14 per share. These actions resulted in an increase of 26% in the effective annual dividend rate and reaffirms Sterling's long-standing commitment that shareholders benefit from our success on an ongoing basis.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Proxy material for the meeting accompanies this letter. You may vote your shares by using a toll free telephone number or on the Internet (see the instructions on the accompanying proxy card) or, you may sign, date and mail the proxy card in the postage paid envelope provided.

Thank you for your continued interest and support.

                                         Sincerely,

                          /s/ Louis Cappelli

                            [STERLING BANCORP LOGO]
                                STERLING BANCORP

                    430 PARK AVENUE, NEW YORK, NY 10022-3505

                            NOTICE OF ANNUAL MEETING

                                 APRIL 19, 2001

     The Annual Meeting of Shareholders of Sterling Bancorp will be held on Thursday, April 19, 2001, at 10:00 o'clock A.M., New York City time, at The Harmonie Club, The Gallery Room, 4th Floor, 4 East 60th Street, New York, New York, to consider and act upon the following matters:

          1. Election of 10 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

          2. Approval of Stock Incentive Plan Amendment, as described in the accompanying Proxy Statement.

          3. Approval of Key Executive Incentive Bonus Plan, as described in the accompanying Proxy Statement.

          4. Such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on March 2, 2001 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Annual Meeting.

                                   IMPORTANT

     WE URGE THAT YOU SIGN, DATE AND SEND IN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, OR TO VOTE VIA THE TOLL FREE TELEPHONE NUMBER OR VIA THE INTERNET AS INSTRUCTED ON THE PROXY CARD, WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING. SENDING IN YOUR PROXY OR VOTING BY TELEPHONE OR ON THE INTERNET WILL NOT PREVENT YOU FROM VOTING YOUR SHARES PERSONALLY AT THE MEETING, SINCE YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                       By Order of the Board of Directors

                                                  JERROLD GILBERT
                                                    General Counsel
March 13, 2001

                            [STERLING BANCORP LOGO]

                                STERLING BANCORP
                                430 Park Avenue
                           New York, N.Y. 10022-3505
                               ------------------

                                PROXY STATEMENT

                               ------------------

                                 MARCH 13, 2001

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Bancorp ("Company") with respect to the Annual Meeting of Shareholders of the Company to be held on April 19, 2001. Any proxy given by a shareholder may be revoked at any time before it is voted by giving appropriate notice to the General Counsel of the Company or by delivering a later dated proxy or by a vote by the shareholder in person at the Annual Meeting. Proxies in the accompanying form which are properly executed by shareholders and duly returned to the Company and not revoked will be voted for all nominees listed under "Election of Directors," for the amendment of the Company's Stock Incentive Plan, for the approval of the Key Executive Incentive Bonus Plan and on other matters in accordance with the Board of Directors' recommendations, unless the shareholder directs otherwise. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 19, 2001.

     The outstanding shares of the Company at the close of business on March 2, 2001 entitled to vote at the Annual Meeting consisted of 9,111,462 Common Shares, $1 par value ("Common Shares"), and 238,997 Preferred Shares ("Preferred Shares"), of which 1,119 are Series B ($5 par value) and 237,878 are Series D ($5 par value). All outstanding Common Shares and Preferred Shares vote together and not as separate classes.

     The Common Shares and the Preferred Shares are entitled to one vote for each share on all matters to be considered at the meeting and the holders of a majority of such shares, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. Only shareholders of record at the close of business on March 2, 2001 are entitled to vote at the Annual Meeting.

                             ELECTION OF DIRECTORS

     Ten directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting of Shareholders to be held on April 19, 2001, to serve until the next Annual Meeting and until their respective successors have been elected. It is intended that, unless authority to vote for any nominee or all nominees is withheld by the shareholder, a properly executed and returned proxy will be voted in favor of the election as directors of the nominees named below. All nominees are members of the present Board of Directors, having been elected at the 2000 Annual Meeting of Shareholders. There is no family relationship between any of the nominees or executive officers. In the event that any of the nominees shall not be a candidate, the persons designated as proxies are authorized to substitute one or more nominees, although there is no reason to anticipate that this will occur.

     Assuming the presence of a quorum, directors are elected by a plurality of the votes cast. Abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares held in street name for a customer) will have no effect on the election of directors.

     The information set forth below has been furnished by the nominees:

                                                                           YEAR
      NAME, PRINCIPAL OCCUPATION FOR LAST FIVE YEARS,                    ELECTED A
      BUSINESS EXPERIENCE, DIRECTORSHIP OF THE COMPANY                   DIRECTOR
          AND OF STERLING NATIONAL BANK ("BANK"),                         OF THE
     A SUBSIDIARY OF THE COMPANY, AND OTHER INFORMATION         AGE       COMPANY
     --------------------------------------------------         ---      ---------
Robert Abrams                                                   62         1999
  Member, Stroock & Stroock & Lavan, LLP; former Attorney
  General of the State of New York; former Bronx Borough
  President

Joseph M. Adamko*                                               68         1992
  Former Managing Director, Manufacturers Hanover Trust Co.
  (now J.P. Morgan Chase); Vice Chairman of the Company and
  of the Bank

Lillian Berkman*                                                78         1989
  President and Chief Executive Officer, General Alarm
  Corporation

Louis J. Cappelli *                                             70         1971
  Chairman of the Board and Chief Executive Officer of the
  Company; Chairman of the Board of the Bank

Walter Feldesman*                                               83         1975
  Counsel, Baer Marks & Upham

Allan F. Hershfield                                             69         1994
  President, Resources for the 21st Century; former
  President, Fashion Institute of Technology

Henry J. Humphreys                                              72         1994
  Counselor-Permanent Observer, Mission of the Sovereign
  Military Order of Malta to the United Nations; former
  Chancellor and Chief Operating Officer, American
  Association of the Sovereign Military Order of Malta

John C. Millman*                                                58         1988
  President of the Company; President and Chief Executive
  Officer of the Bank

Maxwell M. Rabb                                                 90         1989
  Counsel, Kramer, Levin, Naftalis & Frankel; former United
  States Ambassador to Italy

Eugene T. Rossides                                              73         1989
  Senior Counsel, Clifford Chance Rogers & Wells LLP; former
  Assistant Secretary, United States Treasury Department

---------------

 * Member of Executive Committee.

     Each nominee is a director of the Bank.

     The following nominees hold directorships in public companies: Mr. Adamko, Tommy Hilfiger Corporation; Mr. Rabb, DSSI, Inc.

     Reference is made to "Security Ownership of Directors and Executive Officers and Certain Beneficial Owners" on page 10 for information as to the nominees' holdings of the Company's equity securities.

EXECUTIVE COMPENSATION AND RELATED MATTERS

     The following table sets forth information concerning the compensation for the Company's last three completed fiscal years with respect to its chief executive officer and the four other most highly compensated executive officers who served as such at December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM COMPENSATION
                                                       ANNUAL           -----------------------------
                                                    COMPENSATION         RESTRICTED      SECURITIES      ALL OTHER
                                                ---------------------       STOCK        UNDERLYING       COMPEN-
      NAME AND PRINCIPAL POSITION        YEAR   SALARY($)    BONUS($)   AWARDS($)(1)    OPTIONS(#)(2)   SATION($)(3)
      ---------------------------        ----   ----------   --------   -------------   -------------   ------------
Louis J. Cappelli                        2000      524,321   750,000       988,281          68,750         75,268
  Chairman of the Board and              1999      465,086   550,000                       105,000         61,984
  Chief Executive Officer,               1998      433,030   385,000                       100,000         80,349
  Sterling Bancorp
  Chairman of the Board,
  Sterling National Bank
John C. Millman                          2000      336,190   315,000       474,375          33,000         36,695
  President,                             1999      304,980   270,000                        52,500         21,636
  Sterling Bancorp                       1998      285,324   190,000                        50,000         25,987
  President and Chief Executive
  Officer,
  Sterling National Bank
Jerrold Gilbert                          2000      148,500    25,000                        16,500          7,702
  Executive Vice President and           1999      142,500    15,000                        15,750          5,864
  General Counsel                        1998      137,500    15,000                        15,000          7,839
  Sterling Bancorp and
    Sterling National Bank
John W. Tietjen                          2000      172,500    50,000                        22,000          7,586
  Executive Vice President,              1999      155,000    37,500                        21,000          5,864
  Treasurer and Chief Financial          1998      140,000    35,000                        15,000          7,425
    Officer,
  Sterling Bancorp
  Executive Vice President
  Sterling National Bank
John A. Aloisio                          2000      190,000    50,000                        22,000          8,378
  Senior Vice President,                 1999      175,000    35,000                        21,000          5,864
  Sterling Bancorp                       1998      165,000    25,000                        15,000          7,587
  Executive Vice President,
  Sterling National Bank

---------------

(1) Effective February 11, 2000, Messrs. Cappelli & Millman, respectively, were granted 62,500 and 30,000 Common Shares which Common Shares were subject to restrictions and as to which dividends are payable. Such restrictions lapsed immediately as to 25% of the shares, and lapse as to an additional 25% of the shares subject to the award on the first through third anniversaries of the award. As of December 31, 2000, after adjustment to reflect a ten percent stock dividend in 2000, Messrs. Cappelli and Millman, respectively, owned 51,562 and 24,750 common shares, subject to restriction valued at $1,127,919 and $541,406.

(2) Effective February 11, 2000, options covering 62,500, 30,000, 15,000, 20,000, and 20,000 Common Shares were granted to Messrs. Cappelli, Millman, Gilbert, Tietjen, and Aloisio, respectively. In November 2000, the Board of Directors increased the number of Common Shares underlying all previously granted options and correspondingly decreased the applicable option exercise price to reflect a ten percent stock dividend declared on November 16, 2000 and paid by the Company on December 11, 2000. Accordingly, at year end the number of Common Shares underlying options granted in 2000 was 68,750 for Mr. Cappelli, 33,000 for Mr. Millman, 16,500 for Mr. Gilbert, and 22,000 each for Messrs. Tietjen and Aloisio.

(3) Represents for each executive the term life insurance premiums paid by the Company on his behalf, and as to Mr. Cappelli, includes premiums paid by the Company for split-dollar life insurance policies insuring the joint lives of him and his spouse. This insuring of joint lives reduces the premiums paid for the coverage. Premiums paid by the Company will be refunded to the Company on termination of the split-dollar policies. The imputed income with respect to the premium for the term life insurance provided under the split-dollar policies and included in the figure for 2000 was $2,076. The value of the benefits to Mr. Cappelli of the remainder of the premiums paid by the Company on the split-dollar policies and included in the figure for 2000 was $17,547. This does not include any amount with respect to the split-dollar policies entered into in connection with Mr. Cappelli's participation in the Company's Mutual Benefit Exchange Program (see "Retirement Plans" below). As to Messrs. Millman, Gilbert, Tietjen and Aloisio, includes the value of benefits of the premiums paid by the Company on split-dollar policies insuring the life of each executive officer, in the amount of $6,720, $1,211, $864 and $1,649, respectively. Also represents for each executive, his allocable share of the Company's Employee Stock Ownership Plan ("ESOP") compensation expense, and as to Messrs. Cappelli and Millman, $45,954 and $23,187, respectively, accruing to them for 2000 under the Company's supplemental pension benefit plan (see "Retirement Plans" below) as compensation for Internal Revenue Code limitations on allocations to their ESOP accounts.

     Employment Contracts. The Company has agreements with Messrs. Cappelli and Millman which currently provide for terms extending until December 31, 2005 and December 31, 2003, respectively, and contain change of control provisions entitling each of them to a lump-sum cash payment in an amount equal to three times his average annual compensation during the Company's three fiscal years preceding the date of termination and the continuation of health and similar benefits for a period of 36 months following termination if he is terminated within two years of a change in control. Messrs. Cappelli and Millman each also have thirteen months after a change of control to terminate employment for any reason and receive the severance benefits. These agreements were entered into upon the recommendation of the Board's Compensation Committee in 1993, and approved by the Board of Directors, and were amended in 2001. The Company also has change of control agreements with other executive officers, including Messrs. Gilbert, Tietjen, and Aloisio, providing for guaranteed severance payments equal to two times the annual compensation of the officer and continuation of health and similar benefits for the applicable period if the officer is terminated within two years of a change of control. All change of control agreements provide for cash payments in amounts necessary to insure that the payments made thereunder are not subject to reduction due to the imposition of excise taxes payable under I.R.S. Code Section 4999 or any similar tax.

     Retirement Plans. In November 1984, (1) the Sterling Bancorp/Sterling National Bank Employees' Retirement Plan ("New Plan"), a defined benefit plan which covers all of their respective eligible employees, was adopted and (2) the separate defined benefit plans ("Old Plans") previously maintained by Sterling National Bank and Standard Financial Corporation (since merged into the Company) were terminated, vesting the benefits of the participants in the Old Plans for all years of credited service. The New Plan gives credit for credited service under the Old Plans but provides, in substance, for a participant's vested benefits under the Old Plans to be offset against the benefits to be provided the participant under the New Plan. Accordingly, the retirement benefits to be provided a continuing employee can be determined simply by reference to the provisions of the New Plan.

     An employee becomes eligible for participation in the New Plan upon the attainment of age 21 and the completion of one year of service. All contributions required of the New Plan are made by the employers and no employee contributions are required or permitted.

     The Internal Revenue Code imposes limitations on the retirement benefits payable to more highly compensated employees. The Company has a Supplemental Executive Retirement Plan for designated employees ("Supplemental Plan"), which provides for supplemental retirement payments to such persons in amounts equal to the difference between retirement benefits such persons actually receive under the Company's plans and the amount which would have been received were such Internal Revenue Code limitations not in effect.

     The following table sets forth the estimated annual retirement benefits under the above plans, on a life annuity and guaranteed 10 year certain basis, payable to persons in specified remuneration and years of service classifications, not subject to any offset amount.

                               PENSION PLAN TABLE

       HIGHEST
     CONSECUTIVE
      FIVE YEAR                                          ESTIMATED ANNUAL RETIREMENT BENEFIT AT AGE 65 FOR
       AVERAGE                                                REPRESENTATIVE YEARS OF CREDITED SERVICE
    COMPENSATION                    --------------------------------------------------------------------------------------------
       IN LAST             10          15          20          25          30          35          40          45          50
      10 YEARS          --------    --------    --------    --------    --------    --------    --------    --------    --------
$ 100,000............   $ 14,760    $ 22,140    $ 29,520    $ 36,900    $ 44,280    $ 51,660    $ 59,040    $ 66,420    $ 73,800
  200,000............     29,760      44,640      59,520      74,400      89,280     104,160     119,040     133,920     148,800
  300,000............     44,760      67,140      89,520     111,900     134,280     156,660     179,040     201,420     223,800
  400,000............     59,760      89,640     119,520     149,400     179,280     209,160     239,040     268,920     298,800
  500,000............     74,760     112,140     149,520     186,900     224,280     261,660     299,040     336,420     373,800
  600,000............     89,760     134,640     179,520     224,400     269,280     314,160     359,040     403,920     448,800
  700,000............    104,760     157,140     209,520     261,900     314,280     366,660     419,040     471,420     523,800
  800,000............    119,760     179,640     239,520     299,400     359,280     419,160     479,040     538,920     598,800
  900,000............    134,760     202,140     269,520     336,900     404,280     471,660     539,040     606,420     673,800
 1,000,000...........    149,760     224,640     299,520     374,400     449,280     524,160     599,040     673,920     748,800
 1,100,000...........    164,760     247,140     329,520     411,900     494,280     576,660     659,040     741,420     823,800

     Annual benefits are calculated on the highest consecutive five-year average compensation during the ten years preceding retirement as provided in the New Plan.

     The pensions computed under the New Plan are equal to the sum of:

          (1) 1% of the average compensation up to $4,800, multiplied by the number of years of credited service, plus

          (2) 1 1/2% of the average compensation in excess of $4,800, multiplied by the number of years of credited service.

     Average compensation under the New Plan includes salary compensation but not other types of compensation; bonus compensation for designated senior management executives is included under the Supplemental Plan as currently in effect.

     The current number of years of service credited to Messrs. Cappelli, Millman, Gilbert, Tietjen and Aloisio are 49, 24, 26, 11 and 10, respectively.

     In 2000, Mr. Cappelli elected to participate in the Company's Mutual Benefit Exchange Program (the "Program"), pursuant to which he relinquished his right to receive an annual retirement benefit at age 65 of $236,516 under the Supplemental Plan (this amount represents a portion of his then accrued benefit under the defined benefit portion of the Supplemental Plan) in exchange for the Company's payment of premiums under additional split-dollar life insurance policies. Pursuant to calculations prepared for the Company by actuaries, the present value of the cost of these policies to the Company will not exceed the present value of the Supplemental Plan benefits relinquished by Mr. Cappelli under the Program.

OTHER PLANS

     The following tables set forth information as to options granted to each of the executive officers named in the Summary Compensation Table on page 3 in the last fiscal year and as to options held at December 31, 2000 by such executive officers. The options granted to Mr. Cappelli and Mr. Millman, as well as 9,521 options granted to Mr. Aloisio and 6,282 options granted to Mr. Tietjen in 2000, are nonqualified stock options. The remainder of the options are intended to be incentive stock options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          NUMBER OF     PERCENT OF
                                          SECURITIES   TOTAL OPTIONS                               GRANT DATE
                                          UNDERLYING    GRANTED TO     EXERCISE OR                  PRESENT
                                          THE OPTION     EMPLOYEES      BASE PRICE    EXPIRATION     VALUE
                  NAME                    GRANTED(1)    IN 2000(2)      ($/SH)(3)        DATE        ($)(4)
                  ----                    ----------   -------------   ------------   ----------   ----------
Louis J. Cappelli.......................    68,750         23.19          14.38        2/11/10      281,188
John C. Millman.........................    33,000         11.13          14.38        2/11/10      134,970
Jerrold Gilbert.........................    16,500          5.57          14.38        2/11/10       51,645
John W. Tietjen.........................    22,000          7.42          14.38        2/11/10       74,890
John A. Aloisio.........................    22,000          7.42          14.38        2/11/10       78,000

---------------
(1) The number of Common Shares underlying options granted reflects an adjustment to each option in connection with a ten percent stock dividend paid by the Company on December 11, 2000. Options granted will vest in accordance with the following schedule: 68,750 options in 2001 for Mr. Cappelli; 33,000 options in 2001 for Mr. Millman; 5,809 options in 2007, 6,956 options in 2008 and 3,735 options in 2009 for Mr. Gilbert; 6,282 options in 2001, 1,805 options in 2007, 6,956 options in 2008, and 6,957 in 2009 for Mr. Tietjen; and 9,521 options in 2001, 5,523 options in 2008, and 6,956 options in 2009 for Mr. Aloisio (all subject to acceleration under certain circumstances, including a change of control).

(2) Although the number of securities underlying total options granted, before adjustment for a ten percent dividend, was 272,500, options granted for 3,000 shares were forfeited during 2000.

(3) In order to permit option holders to retain their potential proportionate interest in the Company following payment by the Company on December 11, 2000, of a ten percent stock dividend, the number of

    Common Shares underlying options previously granted under the Company's Stock Incentive Plan was increased by ten percent and the exercise price of all such options was decreased by 9.09 percent. This adjustment was required to ensure that the value of the options was neither increased nor decreased on account of the stock dividend.

(4) In accordance with the rules of the Securities and Exchange Commission, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value: an expected option term of eight years for nonqualified options and four years for qualified options; expected volatility of 25%; dividend yield of 3.11%; and risk-free rate of return of 6.14%. The real value of the options in this table depends upon the actual changes in the market price of Common Shares during the applicable period, and the time at which such options are exercised.

                         FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF COMMON SHARES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                                    OPTIONS HELD AT               AT FISCAL YEAR END
                                                                    FISCAL YEAR END          -----------------------------
                             SHARES ACQUIRED      VALUE      -----------------------------     VESTED        NON-VESTED
           NAME              ON EXERCISE(#)    REALIZED($)   EXERCISABLE   NON-EXERCISABLE   EXERCISABLE   NON-EXERCISABLE
           ----              ---------------   -----------   -----------   ---------------   -----------   ---------------
Louis J. Cappelli..........      --               --           300,302         126,496       $2,452,534      $1,163,892
John C. Millman............      --               --           166,727          56,848        1,428,389         522,338
Jerrold Gilbert............      --               --            34,333          48,002          351,366         367,859
John W. Tietjen............      --               --            30,150          57,107          282,064         447,980
John A. Aloisio............      --               --            40,108          59,277          414,275         461,336

PERFORMANCE GRAPH

     The following graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Company's Common Shares compared to the cumulative total return on the Standard & Poor's 500 Index (the "S&P 500 Index"), and the Keefe, Bruyette & Woods 50 Index ("KBW 50 Index"). The stock price performance shown on the graph below is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG STERLING BANCORP, THE S&P 500 INDEX AND THE KBW 50 INDEX

[LINE GRAPH]

---------------------------------------------------------------------------------------------
                                  BASE
                                PERIOD
 COMPANY/INDEX NAME              12/95      12/96      12/97      12/98      12/99      12/00
---------------------------------------------------------------------------------------------
 STERLING BANCORP              $100.00    $121.04    $200.70    $194.18    $146.90    $228.42
---------------------------------------------------------------------------------------------
 S&P 500                        100.00     122.96     163.98     210.84     255.22     231.98
---------------------------------------------------------------------------------------------
 KBW 50                         100.00     141.46     206.80     223.91     216.14     259.50
---------------------------------------------------------------------------------------------

---------------
 * $100 invested on 12/31/95 in Stock or Index.
   Including reinvestment of dividends.
   Fiscal year ending December 31.

MEETINGS AND ATTENDANCE OF DIRECTORS; CERTAIN COMMITTEES; FEES

     During the year ended December 31, 2000, the Board of Directors of the Company held five regularly scheduled meetings. In addition, various committees of the Board met at regular meetings. No director attended fewer than 75% of the meetings he or she was required to attend. The Company has standing audit and compensation committees and does not have a nominating committee or a committee performing similar functions.

     The members of the audit committee ("Audit Committee") are Messrs. Feldesman (chair), Adamko, Humphreys and Rossides. The Audit Committee held four meetings during the year ended December 31, 2000.

     The members of the compensation committee ("Compensation Committee") are Mrs. Berkman (chair), Mr. Feldesman and Mr. Hershfield. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of the Company's subsidiaries. The Compensation Committee makes recommendations to the Board concerning executive officer compensation, including the relationship between compensation and performance and the measures of performance to be considered, and concerning the compensation and other key terms of employment agreements. (See "Compensation Committee Report" attached as Exhibit A to this Proxy Statement.) The Compensation Committee held one meeting during the year ended December 31, 2000.

     Directors who are not salaried officers receive fees for attendance at Board and committee meetings. Each eligible director receives $1,250 for attending each Board meeting, $750 for attending each committee meeting, a $500 supplemental payment in December of each year and an annual option for 4,620* Common Shares on the last day the Company's Common Shares are traded in June. Additionally, in 2000, non-employee directors were granted options for 2,200* shares on the last day a trade was reported in June, 2000, and on the last day a trade is reported in each July from July 2001 through July 2004. The options are nonqualified stock options exercisable in four equal installments, commencing on the first anniversary of the date of grant and expiring on the fifth anniversary of such date; provided, however, that they become immediately exercisable in the event of a change in control of the Company. The exercise price is equal to 100% of the fair market value of the Common Shares on the date of grant. Upon termination of the services of a director who is not also a salaried officer, all options then exercisable may be exercised for a period of three months, except that if termination is by reason of death, the legal representative of such deceased director has six months to exercise all options regardless of whether the decedent could have exercised them. Expenses of directors incurred in traveling to Board and committee meetings are reimbursed by the Company. The Chair of the Audit Committee receives an annual stipend of $7,500 for service in such capacity in lieu of Audit Committee meeting fees. Mr. Adamko, Vice Chairman of the Company and the Bank, receives a monthly fee of $3,750, but does not receive fees for attendance at Board and committee meetings.

FEES TO AUDITORS

  AUDIT FEES

     The aggregate fees billed by KPMG, LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $229,500.

  FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were paid to KPMG, LLP by the Company for professional services rendered for information technology services relating to financial information systems design or implementation for the fiscal year ended December 31, 2000.

---------------

* Inclusive of adjustment for stock dividends declared on Common Shares.

  ALL OTHER FEES

     The aggregate fees billed by KPMG, LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2000 were $309,400. These other fees were primarily for tax services and audits of benefit plans.

     The Audit Committee has considered whether KPMG, LLP's provision of non-audit services is compatible with maintaining the auditor's independence.

                             AUDIT COMMITTEE REPORT

     The role of the Audit Committee is to assist the Board in its oversight of the Company's financial reporting process. The Board of Directors has determined that all members of the Committee are "independent," as required by applicable listing standards of The New York Stock Exchange. The Committee operates pursuant to a Charter that was adopted by the Board on May 18, 2000, a copy of which is attached to this Proxy Statement as Appendix A. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently modified or supplemented. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently modified or supplemented, and has discussed with the independent auditor the auditor's independence from the Company and its management.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by the Company for accounting, financial management or internal control. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal control and procedures, designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee is recommending to the Board's Executive Committee that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

                        SUBMITTED BY THE AUDIT COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS

Walter Feldesman, Chair     Joseph M. Adamko     Henry J. Humphreys    Eugene T.
Rossides

Dated March 8, 2001

TRANSACTIONS WITH THE COMPANY AND OTHER MATTERS

     From time to time, officers and directors of the Company and their family members or associates have purchased or may purchase short-term notes of the Company and certificates of deposit from the Bank on the same terms available to other persons. The Bank also makes loans from time to time to related interests of directors. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features. Messrs. Feldesman and Rossides each are counsel to law firms that the Company retained during its last fiscal year.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of February 28, 2001, holdings of the Company's Common Shares and Preferred Shares by each present director and each of the executive officers named in the Summary Compensation Table on page 3 and by all directors and executive officers as a group. The Common Shares are traded on The New York Stock Exchange and the closing price on March 2, 2001 was $21.70 per share.

                                                                                             % OF OUTSTANDING
                                         COMMON     % OF OUTSTANDING        SERIES D             SERIES D
                 NAME                   SHARES(1)    COMMON SHARES     PREFERRED SHARES(1)   PREFERRED SHARES
                 ----                   ---------   ----------------   -------------------   ----------------
Robert Abrams.........................      1,269          +
Joseph M. Adamko......................      8,853          +
Lillian Berkman.......................     37,074          .41
Louis J. Cappelli.....................    610,042         6.44                2,517                1.06
Walter Feldesman......................     13,281          .15
Allan F. Hershfield...................     10,221          .11
Henry J. Humphreys....................     10,047          .11
John C. Millman.......................    305,239         3.28                2,435                1.02
Maxwell M. Rabb.......................     10,624          .12
Eugene T. Rossides....................      6,134          +
Jerrold Gilbert.......................     83,986          .92                2,231                 .94
John W. Tietjen.......................     51,134          .56                2,174                 .91
John A. Aloisio.......................     60,531          .66                2,277                 .96
All directors and executive officers
  as a group (13 in group)............  1,208,435        12.26               11,634                4.89

---------------

+ Less than .1 of 1%

     (1) Each director and officer has sole voting and investment power with respect to the securities indicated above to be owned by him, except that in the case of Messrs. Cappelli, Millman, Gilbert, Tietjen and Aloisio, shares shown as owned include 53,633; 4,796; 19,963; 91; and 2 Common Shares, respectively, held in profit sharing plans as to which they have power to direct the vote, and the Preferred Shares, set forth above, held by the Company's Employee Stock Ownership Trust upon which they are currently entitled to direct the vote. The shares shown as owned include as to each of Mr. Rossides and Mr. Rabb, 5,196 Common Shares; as to Mr. Hershfield, 7,396 Common Shares; as to Mr. Abrams, 1,154 Common Shares; as to Ms. Berkman, 3,464 Common Shares; as to each of Messrs. Adamko, Feldesman and Humphreys, 7,506 Common Shares; as to Messrs. Cappelli, Millman, Gilbert, Tietjen and Aloisio and all directors and executive officers as a group, 378,677; 207,178; 38,999; 41,098; 54,294; and 765,170
Common Shares, respectively, covered by outstanding stock options exercisable within 60 days and, as to Messrs. Cappelli and Millman, include 34,546 and 16,582 Common Shares, respectively, granted under the Company's Stock Incentive Plan as to which they do not have sole investment power. In addition, the shares shown as owned by Mr. Cappelli include 343 Common Shares owned by his wife, the shares shown as owned by Mr. Millman include 577 shares owned by his wife and 141 shares owned by his wife as custodian, and the shares owned by Mr. Aloisio include 550 shares owned by his son and 92 shares owned by his wife, beneficial ownership of which each of them disclaims.

     The following table sets forth the persons or groups known to the Company to be the beneficial owner of more than five percent of the outstanding Common Shares based upon information provided by them to the Company as of March 9, 2001.

                                                               NUMBER AND
                                                                NATURE OF
                                                              COMMON SHARES     APPROXIMATE
                                                              BENEFICIALLY     PERCENTAGE OF
                      NAME AND ADDRESS                            OWNED            CLASS
                      ----------------                        -------------    -------------
FMR Corp.,
Edward C. Johnson 3d, and Abigail P. Johnson,
Fidelity Management & Research Company......................     871,415(1)         9.59
82 Devonshire Street
Boston, Massachusetts 02109

Louis J. Cappelli...........................................     610,042(2)         6.44
430 Park Avenue
New York, New York 10022

Dimensional Fund Advisors Inc. .............................     572,470(3)         6.30
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Sterling National Bank......................................     515,530(4)         5.67
430 Park Avenue
New York, New York 10022

---------------
     (1) The number and nature of the Common Shares beneficially owned are set forth in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001 by FMR Corp., Fidelity Management & Research Company, Edward C. Johnson 3d, and Abigail P. Johnson. According to said schedule, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 812,911 of the Common Shares set forth in the above table as a result of acting as investment adviser to various investment companies ("Fidelity Funds"). Fidelity states that one Fidelity Fund, Fidelity Low-Priced Stock Fund, owns 731,951 of the Common Shares owned by Fidelity. Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity), and the Fidelity Funds each have sole dispositive power with respect to 812,911 Common Shares, but do not have the sole power to vote or direct the voting of the Common Shares. 58,504 Common Shares set forth in the above table are beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., as a result of serving as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR Corp. (through its control of Fidelity) each has sole dispositive power and sole power to vote, or direct the voting of, 58,504 Common Shares. Strategic Advisers, Inc., a wholly owned subsidiary of FMR Corp., provides investment services to individuals. It does not have sole power to vote or direct the voting of 58,504 Common Shares, and has sole dispositive power over such securities. As such FMR Corp.'s beneficial ownership may include shares beneficially held through Strategic Advisers, Inc. Through their ownership of voting common stock and the execution of a shareholders' agreement with respect to FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, and other members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. and thus each is deemed to have beneficial ownership of 812,911 Common Shares.

     (2) See Footnote 1, page 10 for number and nature of the Common Shares.

     (3) The number and nature of the Common Shares beneficially owned are set forth in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 2, 2001 by Dimensional Fund Advisors Inc. ("Dimensional"). According to said schedule, Dimensional is an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional states that it possesses both voting and investment power over the Common Shares set forth in the above table that are owned by the Portfolios and that all such are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such securities. Further, Dimensional has advised the Company that no one of these advisory clients, to the knowledge of Dimensional, owns more than 5% of the class.

     (4) The number and nature of the Common Shares beneficially owned are set forth in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2001 by Sterling National Bank ("Sterling"). According to said schedule, Sterling has sole voting and dispositive power with respect to 393,412 Common Shares in its capacity as trustee of various retirement, profit sharing, and 401(k) plans for its employees and employees of the Company. Sterling has shared voting and dispositive power with respect to 122,118 Common Shares in its capacity as co-trustee of certain trusts.

     Sterling Bancorp and Subsidiaries Employee Stock Ownership Trust (whose address is 430 Park Ave., New York, NY 10022, Attn: Trust Dept.), established pursuant to the Sterling Bancorp and Subsidiaries Employee Stock Ownership Plan ("ESOP"), owns all outstanding shares of Series D Preferred Stock, each share of which is convertible into 1.1561 Common Shares. The Series D Preferred Stock carries one vote per share, and votes along with the Common Shares as a single class. Participants vote shares allocated to their respective ESOP accounts, and receive passed through voting rights with respect to unallocated shares based on relative ESOP account balances. Any Shares with respect to which voting instructions are not received are to be voted by the ESOP Committee.

     Except as set forth above, the Company does not know of any person that owns more than 5% of any class of the Company's voting securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that all required filings have been made under Section 16(a) of the Securities Exchange Act of 1934 by the Company's directors and executive officers. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons that no Forms 5 were required to be filed under the applicable rules of the Securities and Exchange Commission.

                   APPROVAL OF STOCK INCENTIVE PLAN AMENDMENT

     In April 1992, shareholders approved adoption of the Company's Stock Incentive Plan (the "Plan"), which authorized the grant of awards in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock or a combination of these. There are currently 2,043,720 shares covered by the Plan. Awards covering an aggregate of 1,964,590 shares have been made. After giving effect to such awards, only 79,130 shares remain available under the Plan.

     The Compensation Committee and the Company's Stock Plans Committee have advised the Board of Directors that in view of the Compensation Committee's policy for greater utilization of stock-based compensation, they recommended that the number of shares available under the Plan be increased by 400,000 shares (see "Compensation Committee Report" attached as Exhibit A to this Proxy Statement). The Board of Directors has approved and recommends to the shareholders an amendment to the Plan which would increase the aggregate number of shares subject to it by 400,000. The text of the amendment is attached as Exhibit B to this Proxy Statement. No grants will be made under the Plan pursuant to the proposed amendment unless the shareholders approve the amendment at the 2001 Annual Meeting.

     Approval of the amendment requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes so cast represent over 50% of the votes entitled to be cast at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT, AND IT IS INTENDED THAT PROXIES NOT MARKED TO THE CONTRARY WILL BE SO VOTED.

ADMINISTRATION

     Authority to administer the Plan was delegated by the Board to a Stock Plans Committee which consists of at least three Non-Employee Directors, none of whom is to be eligible to participate in awards (other than automatic awards to Non-Employee Directors). The current members of the Stock Plans Committee are Mr. Feldesman, chair, Mrs. Berkman and Mr. Hershfield. In addition to Non-Employee Directors, all officers and key employees of the Company and its subsidiaries who are in positions which enable them to make significant contributions to long-term performance and profitability of the Company are eligible to receive awards. Approximately 140 employees of the Company and its subsidiaries are eligible to participate in the Plan.

TYPE OF AWARDS

     Awards granted pursuant to the Plan may take the form of Incentive Stock Options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs"), Stock Appreciation Rights ("SARs"), Restricted Stock or a combination of these forms of awards.

     Incentive Stock Options. The exercise price of an ISO may not be less than 100% of the fair market value of the Company's Shares on the date of grant. If the aggregate market value (determined on the date of grant) of all shares subject to ISOs that first become exercisable by an individual optionee in a single calendar year exceeds $100,000, the excess is to be treated as NQSOs. An optionee may exercise an ISO during the option period at such time, and in such amounts (subject to a 100 share minimum), as he desires and may pay the exercise price in cash, Sterling Bancorp Common Shares or in such other consideration as the Committee may determine. All ISOs granted under the Plan have a term of ten years and vest on a cumulative basis at a rate of twenty-five (25%) each year, beginning one year after the date of grant, unless the Committee determines otherwise; provided that, unless the Committee determines otherwise in an optionee's written award agreement, all ISOs granted to an optionee will become exercisable upon the termination of the optionee's employment by the Company without "cause," or upon a "change in control" of the Company (as each such term is defined in the Plan). In the event of termination of an optionee's employment, other than by the Company for cause, or in the event of death or disability, any unexercised portion of the ISO which is exercisable at the time of termination will terminate three months following such termination unless the expiration date of the ISO occurs sooner. If such termination of employment is by reason of death or disability, the portion of the ISO which is exercisable at the time of termination may be exercised for a period of 12 months after such termination, unless the expiration date of the ISO occurs sooner. In the event the Company terminates an optionee's employment for cause, any unexercised portion of the ISO will terminate immediately upon termination of employment. Additional restrictions apply to ISOs granted to a 10 percent stockholder (as defined in Section 422 of the Code).

     Non-Qualified Stock Options. All Non-Qualified Stock Options granted under the Plan may be for such (i) number of shares, (ii) exercise price and (iii) term as the Committee, in its sole discretion, may determine. All NQSOs granted under the Plan are exercisable beginning six months after the date of grant unless the Committee determines otherwise; provided that, unless the Committee determines otherwise in an optionee's written award agreement, all NQSOs granted to an optionee will become exercisable upon the termination of the optionee's employment by the Company without cause, or upon a change in control of the Company. The terms of the Plan regarding exercisability of NQSOs following termination of employment are identical to those applicable to ISOs.

     Stock Appreciation Rights. Pursuant to the terms of the Plan SARs are granted only (i) in conjunction with the granting of options, (ii) in an amount not in excess of the number of Shares granted in the related option and (iii) on terms providing that the exercise of an option for a given number of shares terminates the related SAR for that number of shares (so that the total number of shares for which an option and the related SAR may be exercised cannot exceed the number of shares granted in the option). SARs provide the participant with an amount equal to the difference between the fair market value of the Shares on the date the SAR is exercised and the exercise price of the option; such amount is to be paid, in the discretion of the Committee, either in cash or in shares (valued at their fair market value on the date of exercise) or a combination thereof. Each SAR is subject to the same conditions on termination of employment as the related option.

     Restricted Stock. A recipient of Restricted Stock may be entitled to receive Shares of the Company at no out-of-pocket cost or to purchase Shares of the Company at a price determined by the Committee which is expected to be below the fair market value of the Shares. The time period of the restrictions and rate of lapse of such restrictions will be determined by the Committee in its sole discretion; provided that, unless the Committee determines otherwise in a grantee's written award agreement, all such restrictions shall lapse upon the termination of the grantee's employment by the Company without cause, or upon a change in control of the Company.

     Shares. The number of shares available is subject to adjustment in order to prevent dilution. To the extent that options expire or are cancelled without having been exercised or Restricted Stock is forfeited, the shares involved shall become available for future grants or rewards.

NON-EMPLOYEE DIRECTOR GRANTS

     Under the Plan each Non-Employee Director will automatically be granted an NQSO on the last day the Company's Common Shares are traded in June. The June NQSO provides for grants to each Non-Employee Director of 2,000 shares in each of 1998 and 1999 and 4,000 shares in each of 2000, 2001 and 2002, exercisable in four equal installments commencing on the first anniversary of the date of grant -- and to expire on the fifth anniversary of such date, and is to provide for a purchase price equal to 100% of the fair market value of the Common Shares on the date of grant; provided that an NQSO shall be immediately exercisable in the event of a change in control of the Company. Additionally, under the Plan each Non-Employee Director will automatically be granted an NQSO on the last day the Company's Common Shares are traded in June 2000, and the last day they are traded in each July from 2001 through 2004. This NQSO is to be for 2000 shares in each of 2000, 2001, 2002, 2003 and 2004, upon substantially the same terms and conditions as the June grants. Upon termination of the services of a Non-Employee Director, all options then exercisable may be exercised during a period of three months, except that if termination is by reason of death, the legal representative of the deceased Non-Employee Director has six months to exercise all options regardless of whether the decedent could have then exercised them.

AMENDMENT

     The Plan may be amended, terminated or modified by the Board at any time, except that the Board may not, without approval by a vote of the shareholders of the Company (subject, however, to changes resulting from stock dividends, stock splits or similar changes in the Company's capitalization), increase the maximum number of shares for which options and awards may be granted under the Plan or change the persons eligible to participate in the Plan. No such termination, modification or amendment may affect the rights of a participant under an outstanding option or the grantee of an award.

MARKET VALUE OF STOCK

     On March 2, 2001, the market value of one of the Company's Common Shares was $21.70.

FEDERAL INCOME TAX CONSEQUENCES

     In general, except as described below with respect to Restricted Stock, no taxable income will be recognized by the participant, and no deduction will be allowed to the Company, upon the grant of any option, SAR or shares of Restricted Stock under the Plan.

     Non-Qualified Stock Options. In general, upon exercise of an NQSO, an optionee will recognize ordinary income in the year in which the option is exercised in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price; the amount so recognized as income will be deductible by the Company.

     Upon any subsequent sale of the shares, the optionee's basis in the shares for determining gain or loss will be the sum of the exercise price and any income recognized upon exercise. Any gain or loss recognized to the optionee upon the sale or other disposition of any of these shares will be a capital gain or loss, either long-term or short-term, depending upon the holding period of the shares.

     Incentive Stock Options. No taxable income will be recognized by the optionee upon the exercise of an ISO, but the difference between the fair market value of the shares on the date of exercise and the exercise price is an item of tax preference, subject to the possible application of the alternative minimum tax. If the shares purchased on the exercise of an ISO are held for a period of at least two years from the date of the grant of the option and one year from the date the option is exercised, any gain recognized on a subsequent sale of such shares will constitute long-term capital gain rather than ordinary income, and the Company will not be entitled to any deduction with respect to the option.

     However, if the optionee disposes of such shares within one year from the date of exercise or two years from the date of the grant of the option, the excess of the lesser of the fair market value of the shares at the time of exercise and the amount realized by the optionee on such disposition over the exercise price will be taxed as ordinary income, and the Company will be entitled to a corresponding deduction. Any further gain or any loss recognized on such a disposition generally will be a capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

     Stock Appreciation Rights. Upon exercise of an SAR the amount of cash received (or the value of any shares received) must be treated as ordinary income by the employee. Under such circumstances, the Company will be entitled to a corresponding tax deduction in the same amount which the employee is required to treat as income.

     Restricted Stock. The award of Restricted Stock to an employee does not result in taxable income to the employee at the time of grant. Generally, the employee will recognize ordinary income when the restrictions against transfer of the stock lapse in an amount equal to the value of the stock at that time. Alternatively, the employee can elect under Section 83(b) of the Code (a "Section 83(b) Election") to include the value of the Restricted Stock at the time of the grant, less any amount paid for it, in his income for the year in which he received the Restricted Stock. The employee must file this election with the Internal Revenue Service within 30 days after the Restricted Stock is transferred to him. If the employee makes this election, subsequent changes in the value of the stock will not result in ordinary income or loss to him. However, if the stock is later forfeited, the employee will not be entitled to any deduction with respect to the amount he earlier included as ordinary income. The Company will be entitled to an income tax deduction in the year in which the employee recognized ordinary income with respect to the Restricted Stock in an amount equal to the income recognized by the employee. Any dividends paid on the Restricted Stock will be taxed as dividend income.

     If no Section 83(b) Election is made, (i) no income will be recognized by the employee (and the Company will not be entitled to a deduction) with respect to the Restricted Stock until the date the restrictions lapse, (ii) any dividends paid on the Restricted Stock until the restrictions lapse will be taxed to the employee as compensation income (and the Company will be entitled to a deduction) and (iii) the employee will recognize ordinary income at the time the restrictions lapse in an amount equal to the fair market value of the Restricted Stock at that time, less the amount paid, if any, and the Company will be entitled to a corresponding deduction. Upon a subsequent disposition of the Restricted Stock by the employee, any gain or loss realized above or below the value previously taken into income by the employee will be long-term or short-term capital gain or loss, depending on the holding period of the Shares following the date the restrictions lapse or the Section 83(b) Election was made, as applicable.

WITHHOLDING OF TAXES

     Effective February 17, 2000, the Plan was amended by the Board of Directors, pursuant to its authority under section 15 of the Plan, to provide that income tax withholding obligations connected with an award under the Plan, may be satisfied through the surrender of the Common Stock of the Company owned by the Plan's participants, or through the withholding of Common Stock otherwise issuable upon the exercise or vesting of an award.

NEW PLAN BENEFITS

     As awards under the Plan are made in the discretion of the Stock Plans Committee (other than in respect of the Non-Employee Director stock options described above), it is not currently possible to ascertain the awards which will be made in the future to officers and directors.

      APPROVAL OF THE STERLING BANCORP KEY EXECUTIVE INCENTIVE BONUS PLAN

GENERAL

     The Board of Directors of the Company, through the Executive Committee thereof (the "Executive Committee"), has adopted, and in this proposal is requesting shareholder approval of the material terms of the Sterling Bancorp Key Executive Incentive Bonus Plan (the "Bonus Plan"). The purpose of the Bonus Plan is to ensure that bonus payments made to certain key executive employees of the Company will be tax deductible to the Company.

     If compensation paid to the chief executive officer of a public company or any of its other four most highly compensated executive officers (together, the "Named Executive Officers") is "performance-based" in accordance with certain conditions specified under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder, the public company may obtain federal income tax deductions for compensation of more than $1 million paid in any year to any Named Executive Officers to the extent of the performance-based compensation. One of those conditions requires the Company to obtain shareholder approval of the material terms of the performance goals pursuant to which the performance-based compensation will be paid. The Executive Committee is recommending that the shareholders approve the material terms of the Bonus Plan as described below. Subject to such approval, and if the applicable performance goals are satisfied, this proposal would enable the Company to pay performance-based compensation to Named Executive Officers of the Company and to obtain federal income tax deductions for such payments, without regard to the limitations of Section 162(m) of the Code.

SUMMARY OF THE BONUS PLAN

     The following description of the Bonus Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which is filed with the Securities and Exchange Commission as an exhibit to this Proxy Statement.

PURPOSE

     The purpose of the Bonus Plan is to establish a program of incentive compensation for designated executive officers and key employees of the Company and its subsidiaries and divisions that is directly related to the performance results of the Company and such individuals. The Bonus Plan provides for annual incentives ("Bonus Awards") to be awarded to eligible employees, as described below.

ADMINISTRATION

     The Bonus Plan is administered by a committee (the "Committee") that is selected by the Board of Directors of the Company (the "Board") and is composed of two or more members of the Board, each of whom is required to be an "outside director" (within the meaning of Section 162(m)). The Executive Committee has designated the Compensation Committee of the Board to act as the Committee. The Committee has all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Bonus Plan, including authority to determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant, calculate and determine each Participant's level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment. Except as otherwise specifically limited in the Bonus Plan, the Committee has full power and authority to construe, interpret, and administer the Plan.

     Effective Date: The Bonus Plan is effective as of March 8, 2001, subject to approval of the shareholders, as requested herein.

ELIGIBILITY

     The Bonus Plan provides that the Committee shall designate for each "Performance Period" (which is the period during which performance is measured to determine the level of attainment of an award) which executive officers and key employees of the Company and its subsidiaries, if any, will be eligible for awards. The Performance Period is the fiscal year of the Company, which is currently the calendar year.

BONUS AWARDS AND PERFORMANCE GOALS

     The Committee will establish for each Performance Period maximum award (and, if the Committee so determines, a target and/or threshold award) and goals relating to the Company, subsidiary, divisional, departmental and/or functional performance for each Participant (the "Performance Goals") and communicate such Performance Goals to each Participant prior to or during the applicable Performance Period. Participants will earn Bonus Awards based only upon the attainment of the applicable Performance Goals during the applicable Performance Period, as and to the extent established by the Committee.

     The Performance Goals for Named Executive Officers will be based on attainment of specific levels of performance of the Company (or of a subsidiary, division, department or function thereof) with reference to one or more of the following criteria:

     (i)  average total loans;
     (ii)  average deposits and customer repurchase agreements;
     (iii) net income;
     (iv) return on average assets; or
      (v) return on average equity.

     As soon as practicable following the end of the applicable Performance Period, the Committee will certify the attainment of the Performance Goals and will calculate the Bonus Award, if any, payable to each Participant. Bonus Awards will be paid in a lump sum cash payment as soon as practicable following the determination of the amount thereof by the Committee. The Committee retains the right to reduce any Bonus Award, in its discretion.

     The maximum amount payable to a Participant who is a Named Executive Officer in respect of an annual Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code is $2.0 million.

AMENDMENT TO PLAN

     The Committee may amend, suspend or terminate the Bonus Plan at any time; provided that no amendment may be made without the approval of the Company's shareholders if the effect of such amendment would be to cause outstanding or pending Bonus Awards that are intended to qualify for the performance-based compensation exception to Section 162(m) of the Code to cease to qualify for such exception.

NEW PLAN BENEFITS

     Because amounts payable under the Bonus Plan are based on satisfaction of certain performance goals in each applicable Performance Period, it cannot be determined at this time what amounts, if any, will be received by any Participants with respect to the 2001 fiscal year under the Bonus Plan.

REQUIRED VOTE

     The Treasury Regulations promulgated under Section 162(m) of the Code require the affirmative vote of a majority of the votes cast on the issue at the Meeting to approve the Bonus Plan.

THE BOARD OF DIRECTORS, ACTING THROUGH THE EXECUTIVE COMMITTEE, RECOMMENDS A VOTE FOR APPROVAL OF THE STERLING BANCORP KEY EXECUTIVE INCENTIVE BONUS PLAN, AND IT IS INTENDED THAT PROXIES NOT MARKED TO THE CONTRARY WILL BE SO VOTED.

                                    GENERAL

INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of KPMG, LLP, which firm audited the financial statements for the Company's fiscal year ending December 31, 2000 are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

2002 ANNUAL MEETING

     Any shareholder who may desire to submit under the Securities and Exchange Commission's shareholder proposal rule (Rule 14a-8) a proposal for inclusion in the Company's proxy and proxy statement for the 2002 Annual Meeting of Shareholders currently scheduled to be held on April 18, 2002, must present such proposal in writing to the Company at 430 Park Avenue, New York, New York 10022-3505, Attention: Jerrold Gilbert, General Counsel, not later than the close of business on November 18, 2001. Under the Company's Bylaws, any shareholder who desires to submit a proposal outside of the process provided by the Securities and Exchange Commission's shareholder proposal rule (Rule 14a-8) or desires to nominate a director at the 2002 Annual Meeting of Shareholders must provide timely notice thereof in the manner and form required by the Company's Bylaws by February 18, 2002 (but not before January 18, 2002). If the date of the 2002 Annual Meeting should change, such deadline would also change.

OTHER

     Management knows of no other business to be presented to the Annual Meeting of Shareholders, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with their best judgment.

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by personal interview, telephone or telegram. The Company reimburses brokerage houses, custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of $3,500, plus expenses, for these services.

     The Annual Report to Shareholders (which is not a part of the proxy soliciting material) for the fiscal year ended December 31, 2000 accompanies this Notice and Proxy Statement.

     THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED, WITHOUT CHARGE, TO ANY SHAREHOLDER SENDING A WRITTEN REQUEST THEREFOR TO JOHN W. TIETJEN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, STERLING BANCORP, 430 PARK AVENUE, NEW YORK, NY 10022-3505.

                                          STERLING BANCORP
Dated:  March 13, 2001

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

                                STERLING BANCORP

     I. Composition of the Audit Committee: The Audit Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors, each of whom shall meet the independence, experience and other requirements of The New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

     II. Purposes of the Audit Committee: The purposes of the Audit Committee are to assist the Board of Directors:

          1. in its oversight of the Company's accounting and financial reporting principles and policies and internal audit controls and procedures;

          2. in its oversight of the Company's financial statements and the independent audit thereof;

          3. in selecting, evaluating and, where deemed appropriate, replacing the outside auditors; and

          4. in evaluating the independence of the outside auditors and the internal auditing department.

          5. to provide a channel of communication among the outside auditors, Management, the internal auditing department and the Board of Directors.

     The Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. The function of the Audit Committee is oversight. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. While the Audit Committee, or its members, have the authority, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which they receive information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

     The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company ("Statement as to Independence"), addressing at least the matters set forth in Independence Standards Board No. 1. The Board of Directors, with the assistance of the Audit Committee and of Management, where appropriate, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors.

     III. Meetings of the Audit Committee: The Audit Committee shall meet periodically, as required, to fulfill its duties under this Charter, including meetings to discuss with Management the annual audited financial statements and quarterly financial statements. In addition, the Audit Committee shall meet separately at least annually with Management, the internal Chief Auditor and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the

Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     IV. Duties and Powers of the Audit Committee: To carry out its purposes, the Audit Committee shall have the following duties and powers:

          1.  with respect to the outside auditors,

             (i) to provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors;

             (ii) to review the fees charged by the outside auditors for audit and non-audit services;

             (iii) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectively and independence of the Company's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence;

             (iv) to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee; and

             (v) Review the outside auditors' audit plan -- discuss scope, staffing, locations, reliance upon Management, and internal audit and general audit approach.

          2.  with respect to the internal auditing department,

             (i) to review the budget, plan, changes in plan, activities and qualifications of the internal auditing department, as needed;

             (ii) to review the appointment of the Chief Auditor of the internal auditing department, and

             (iii) to advise the Chief Auditor of the internal auditing department to provide to the Audit Committee summaries of and, as appropriate, the significant reports to Management prepared by the internal auditing department and Management's responses thereto;

          3. with respect to financial reporting principles and policies and internal audit controls and procedures,

             (i) to advise Management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

             (ii) to consider any reports or communications (and Management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

        - deficiencies noted in the audit in the design of operation of internal controls;

        - consideration of fraud in a financial statement audit;

        - detection of illegal acts;

        - the outside auditor's responsibility under generally accepted auditing standards;

        - significant accounting policies;

        - Management judgments and accounting estimates;

        - adjustments arising from the audit;

        - the responsibility of the outside auditors for other information in documents containing audited financial statements;

        - disagreements with Management;

        - consultation by Management with other accountants;

        - major issues discussed with Management prior to retention of the outside auditors;

        - difficulties encountered with Management in performing the audit;

        - the outside auditor's judgments about the quality of the entity's accounting principles; and

        - reviews of interim financial information conducted by the outside auditors;

             (iii) to meet with Management, the Chief Auditor of the internal auditing department and/or the outside auditors:

        - to discuss the scope of the annual audit;

        - to discuss the audited financial statements;

        - to discuss any significant matters arising from any audit or report or communication referred to in items 2(ii) or 3(ii) above, whether raised by Management, the internal auditing department or the outside auditors, relating to the Company's financial statements;

        - to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

        - to discuss significant changes to the Company's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal auditing department or Management; and

        - to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

             (iv) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

             (v) to discuss with the Company's General Counsel any significant legal matters that may have a material effect on the financial statements, the Company's compliance policies, including material notices to or inquiries received from governmental agencies; and

          4.  with respect to reporting and recommendations,

             (i) to prepare any report, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

             (ii) to review this Charter at least annually and recommend any changes to the full Board of Directors; and

             (iii) to report to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

     V. Resources and Authority of the Audit Committee: The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

                                                                       EXHIBIT A

                         COMPENSATION COMMITTEE REPORT

     The policy of the Company -- adopted by the Board of Directors in 1993 on the recommendation of our Committee is:

          "Company policy should be to make a meaningful part of the compensation of executive officers be based on performance. While the relative importance of performance measures may vary from year to year in line with corporate business plans and the Committee's judgment, the measures would include, amongst other criteria, earnings, return on assets, return on equity, loan and deposit growth."

     With respect to the Company's Chairman and President, their employment agreements, as mandated by our Committee, provide for annual performance bonuses to be based on performance elements set by the Committee together with its evaluation of relevant qualitative factors. Such factors include growth of consolidated earnings, improvement of return on assets and return on equity, and growth of loans, and deposits and customer repurchase agreements. Performance was to represent meaningful growth over the appropriate base period. Given the Company's 2000 performance, total cash bonus amounts of $750,000 and $315,000, respectively, were determined for Messrs. Cappelli and Millman.

     We further believe that the advances made by the Company since we recommended that performance-based compensation be emphasized and that there should be greater utilization of stock-based compensation demonstrate the soundness of this compensation philosophy and in this connection we recommend to the Board an increase of 400,000 in the shares available under the Company's Stock Incentive Plan, which increase the Board would recommend to the shareholders for approval at the upcoming annual meeting.

     After considering the Company's achievements in both interest and non-interest income resulting in higher earnings, concentration on higher margin business activities, asset and capital growth, and increased awareness in the financial markets and after evaluating the contributions made by Messrs. Cappelli and Millman and the responsibilities undertaken by them, our Committee determined that the annual base salaries under the Company's employment agreements with them should be increased by $50,000 and $25,000, respectively, effective January 1, 2001, and the terms of these agreements extended to December 31, 2005 and December 31, 2003, respectively.

     Other than as noted below, the Compensation Committee currently intends for compensation paid to the Company's executive officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code. Section 162(m) provides that compensation paid to executive officers in excess of $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, the compensation is performance-based, is established by an independent committee of Directors, is objective and the plan or agreement providing for compensation has been approved in advance by the shareholders. The Compensation Committee reserves the right to pay compensation which does not satisfy the arbitrary and inflexible conditions of Section 162(m) if, in the judgment of the Compensation Committee, the benefits to the Company of the payment of such compensation outweighs the costs to the Company of failure to satisfy these conditions.

Dated:  February 14, 2001

                  LILLIAN BERKMAN, CHAIR   WALTER FELDESMAN  ALLAN F. HERSHFIELD

                                                                       EXHIBIT B

                STERLING BANCORP STOCK INCENTIVE PLAN AMENDMENT

     A. INTRODUCTION -- Sterling Bancorp (the "Company") desires to amend the Sterling Bancorp Stock Incentive Plan, as amended to date (the "Plan"), to increase the maximum aggregate number of shares subject to the Plan by 400,000.

     B. EFFECTIVENESS -- This amendment shall become effective if it shall be approved by the vote of a majority of the outstanding voting shares entitled to notice of and to vote at the 2001 Annual Meeting of Shareholders. In the event of any conflict between the provisions of this amendment and of the Plan as originally adopted, the provisions of this amendment shall control.

     C. SHARES SUBJECT TO THE PLAN -- The first sentence of Section 3 of the Plan, as amended, is amended to further increase the number set forth therein by 400,000.

                                                                       EXHIBIT C


                                STERLING BANCORP

                       KEY EXECUTIVE INCENTIVE BONUS PLAN


I.    Purpose

      The purpose of the Plan is to establish a program of incentive compensation for designated officers and/or key executive employees of the Company and its subsidiaries and divisions that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.

II.   Definitions

      "Board" means the Board of Directors of the Company or the Executive Committee thereof.

      "Bonus Award" means the award, as determined by the Committee, to be granted to a Participant based on that Participant's level of attainment of his or her goals established in accordance with Articles IV and V.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Committee" means either (i) the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an "outside director" (within the meaning of Section 162(m) of the Code). If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.

      "Company" means Sterling Bancorp and each of its subsidiaries.

      "Designated Beneficiary" means the beneficiary or beneficiaries designated in accordance with Article XIII hereof to receive the amount, if any, payable under the Plan upon the Participant's death.

      "162(m) Bonus Award" means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VII.

      "Participant" means any officer or key executive designated by the Committee to participate in the Plan.

      "Performance Criteria" means objective performance criteria established by the Committee with respect to 162(m) Bonus Awards. Performance Criteria shall be measured in terms of one or more of the following objectives, described as such objectives relate to

Company-wide objectives or of the subsidiary, division, department or function with the Company or subsidiary in which the Participant is employed:

            (i)   average total loans;

            (ii)  average deposits and customer repurchase agreements;

            (iii) net income;

            (iv)  return on average assets; or

            (v)   return on average equity.


Each grant of a 162(m) Bonus Award shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. In addition, at the time performance goals are established as to a 162(m) Bonus Award, the Committee is authorized to determine the manner in which the Performance Criteria related thereto will be calculated or measured to take into account certain factors over which the Participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.

      "Performance Period" means the period during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company.

      "Plan" means the Sterling Bancorp Key Executive Incentive Bonus Plan.

III.  Eligibility

      Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

IV.   Administration

      The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant's level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.

      Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in
Article XVI. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

V.    Bonus Awards

      The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a threshold and target award) and goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and goals to each Participant prior to or during the Performance Period for which such award may be made. Bonus Awards will be earned by each Participant based upon the level of attainment of his or her goals during the applicable Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals for each Participant and the Bonus Award to be made to each Participant.

VI.   Payment of Bonus Awards

      Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee. Payment of Bonus Awards shall be made in the form of cash. Bonus Award amounts earned but not yet paid will not accrue interest.

VII.  162(m) Bonus Awards

      Unless determined otherwise by the Committee, each Bonus Award, awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

      1. No 162(m) Bonus Award may be paid unless and until the shareholders of the Company have approved the Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

      2. A 162(m) Bonus Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an "outside director" (within the meaning of Section 162(m) of the Code).

      3. The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) Bonus Amount payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

      4. No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

      5. The maximum amount of a 162(m) Bonus Award is $2.0 million to a single Participant.

VIII. Termination of Employment

      A Participant shall be eligible to receive payment of his or her Bonus Award earned during a Performance Period, so long as the Participant is employed on the last day of such Performance Period, notwithstanding any subsequent termination of employment prior to the actual payment of the Bonus Award. In the event of a Participant's death prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Participant's Designated Beneficiary or, if there is none living, to the estate of the Participant.

IX.   Reorganization or Discontinuance

      The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

      If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under the Plan shall become immediately payable to the Participants then entitled thereto.

X.    Non-Alienation of Benefits

      A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

XI.   No Claim or Right to Plan Participation

      No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

XII.  Taxes

      The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

XIII. Designation and Change of Beneficiary

      Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive a Bonus Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

XIV.  Payments to Persons Other Than the Participant

      If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

XV.   No Liability of Committee Members

      No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

XVI.  Termination or Amendment of the Bonus Plan

      The Committee may amend, suspend or terminate the Bonus Plan at any time; provided that no amendment may be made without the approval of the Company's shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

XVII. Unfunded Plan

      Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

      The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVIII. Governing Law

      The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

XIX.  Effective Date

      The effective date of the Plan is March 8, 2001.

As Adopted by the Executive Committee of the Board of Directors of Sterling Bancorp at a Meeting Held on March 8, 2001.


By: /s/  Jerrold Gilbert
   ----------------------------------------------
   Executive Vice President and Corporate Counsel

                                STERLING BANCORP

                    430 PARK AVENUE, NEW YORK, NY 10022-3505

                            [STERLING BANCORP LOGO]

                                  Subsidiaries

                             STERLING NATIONAL BANK
                          STERLING FACTORS CORPORATION
                    STERLING NATIONAL MORTGAGE COMPANY, INC.
                       STERLING NATIONAL SERVICING, INC.
                   STERLING FINANCIAL SERVICES COMPANY, INC.
                          STERLING BANKING CORPORATION
                   STERLING HOLDING COMPANY OF VIRGINIA, INC.
                   STERLING REAL ESTATE HOLDING COMPANY INC.

                                STERLING BANCORP

                    430 PARK AVENUE, NEW YORK, NY 10022-3505

                            [STERLING BANCORP LOGO]

PROXY
                                               THIS PROXY IS SOLICITED ON BEHALF
                                                       OF THE BOARD OF DIRECTORS


                                STERLING BANCORP

            ANNUAL MEETING OF SHAREHOLDERS, THURSDAY APRIL 19, 2001

     The undersigned appoints Louis J. Cappelli, John C. Millman and Lillian Berkman, or any one of them, attorneys and proxies with power of substitution, to vote all of the Common Shares and Preferred Shares of Sterling Bancorp standing in the name of the undersigned at the Annual Meeting of Shareholders on Thursday, April 19, 2001, and all adjournments thereof, herby revoking any proxy heretofore given.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY



--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                            Please mark
                                                             your votes  [X]
                                                             like this
                              PROXY
                              -----


THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                  FOR                                 FOR          WITHHOLD
                                                 All Nominees  For All Nominees
                                                     [ ]             [ ]
1. ELECTION OF DIRECTORS
01 Robert Abrams, 02 Joseph M. Adamko, 03 Lillian
Berkman, 04 Louis J. Cappelli, 05 Walter Feldesman,
06 Allan F. Hershfield, 07 Henry J. Humphreys,
08 John C. Millman, 09 Maxwell M. Rabb,
10 Eugene T. Rossides.

To withhold authority to vote for any individual nominee(s) write that nominee's name in the space provided.

-------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

2. Proposal to approve the Stock Incentive           FOR     AGAINST    ABSTAIN
Plan Amendment                                       [ ]       [ ]        [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

3. Proposal to approve Sterling Bancorp Key
Executive Incentive Bonus Plan                       [ ]       [ ]        [ ]

4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN
ITEM 1. "FOR" APPROVAL OF THE STOCK INCENTIVE PLAN AMENDMENT, AND "FOR" APPROVAL OF THE STERLING BANCORP KEY EXECUTIVE INCENTIVE BONUS PLAN.

Signature                     Signature                     Date
          ------------------            ------------------       --------------

Please mark, date, and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.
--------------------------------------------------------------------------------
               - FOLD AND DETACH HERE AND READ THE REVERSE SIDE -


                     VOTE BY INTERNET OR TELEPHONE OR MAIL
                         24 HOURS A DAY, 7 DAYS A WEEK

  YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


             INTERNET
http://www.proxyvoting.com/STL
Use the Internet to vote your
proxy. Have your proxy card in
hand when you access the web
site. You will be prompted to enter
your control number, located in the
box below, to create and submit an
electronic ballot.

                 OR

              TELEPHONE
           1-800-840-1208

Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call. You will
be prompted to enter your control
number, located in the box below,
and then follow the directions given.

                 OR

               MAIL

Mark, sign and date your proxy card
and return it in the enclosed
postage-paid envelope.

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.